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Exhibit 23(h)(4)
----------------




                                   NOTIFICATION OF
                                  EXPENSE LIMITATION



    NOTIFICATION made this 31st day of March, 1999 by Axa Rosenberg Investment Management LLC, a Delaware limited liability company (the "Adviser"), to Barr Rosenberg Series Trust, a Massachusetts business trust (the "Trust"), and its Japan Series (the "Fund").

                                     WITNESSETH:

    WHEREAS, the Adviser serves as investment adviser for the Fund;

    WHEREAS, the Fund offers shares that are subject to various fees and expenses; and

    WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Fund in that such a volume would maximize the Adviser's fee as investment adviser to the Fund; and

    WHEREAS, the Adviser has undertaken to furnish certain services and, as necessary, to voluntarily bear a portion of the costs thereof and/or reimburse certain expenses so as to enable the Fund to offer competitive returns with respect to investments in shares of the Fund.

    NOW THEREFORE, pursuant to Section 3 of the Management Contract between the Adviser and the Trust on behalf of the Fund (the "Management Contract"), the Adviser hereby notifies the Trust that the Adviser shall, until further notice, voluntarily reduce its compensation due under the Management Contract and, if necessary, bear certain expenses of the Fund to the extent required to limit the expenses (which do not include extraordinary expenses and dividends and interest paid on securities sold short) of each class of shares of the Fund to the percentage of the Fund's average daily net assets attributable to that class listed below.

                                             Total Fund Operating Expenses
                                             applicable after waiver
                                             -----------------------
Barr Rosenberg Japan Series
            Institutional Shares                      1.50%
            Select Shares                             1.90%



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    IN WITNESS WHEREOF, the Adviser has executed this Notification of Expense
Limitation on the day and year first above written.


                                     AXA ROSENBERG INVESTMENT MANAGEMENT LLC


                                     By:KENNETH REID
                                        -----------------------
                                     Title: A duly authorized signatory



The foregoing is hereby accepted:

BARR ROSENBERG SERIES TRUST,
on behalf of its Japan Series



By: KENNETH REID
    --------------------
Title: President